Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 1, 2023, with respect to our audits of the consolidated financial statements of The9 Limited (the “Group”) as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, which report is included in the Annual Report on Form 20-F of the Group for the year ended December 31, 2022, filed with the Securities and Exchange Commission. Our report included an explanatory paragraph expressing substantial doubt regarding the Group’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

May 2, 2023